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                       June 21, 2023

       Dennis Dean
       Chief Financial Officer
       AirSculpt Technologies, Inc.
       1111 Lincoln Road, Suite 802
       Miami Beach, FL 33139

                                                        Re: AirSculpt
Technologies, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 10,
2023
                                                            File No. 001-40973

       Dear Dennis Dean:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Industrial Applications and

                       Services